Exhibit 23.2

Consent of Independent Auditor

We consent to the use in this Registration Statement on Form S-4 of our report dated March 23, 2010, except for Note 7, as to which date is September 1, 2010, relating to our audit of the combined financial statements of Connexions Loyalty Travel Solutions, LLC and Loyalty Travel Agency, LLC as of and for the year ended December 31, 2009, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ McGladrey and Pullen, LLP

Minneapolis, Minnesota

March 25, 2011